667 Madison Avenue
New York, New York 10021-8087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 8, 2006

The Annual Meeting of Shareholders of Loews Corporation will be held at The Regency Hotel, 540 Park Avenue, New York, New York, on Monday, May 8, 2006, at 11:00 A.M. New York City time, for the following purposes:

•     To elect ten directors;

•	To ratify the appointment of independent auditors for 2006;

•     To consider and act upon two shareholder proposals; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 10, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated:	April 3, 2006

WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING
ENVELOPE, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.

LOEWS
CORPORATION

PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Shareholders , which will be held on May 8, 2006. We expect to mail proxy materials to our shareholders on or about April 3, 2006. Our mailing address is 667 Madison Avenue, New York, New York 10021-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” or the “Company.”

Voting

We have two classes of common stock which are outstanding and eligible to vote at the meeting:

•     Common Stock; and

•     Carolina Group stock.

As of March 10, 2006, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 185,886,159 shares of Common Stock and 78,260,494 shares of Carolina Group stock outstanding. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Carolina Group stock is entitled to 1/10 of a vote on all matters which may come before the meeting.

The election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as directors will be elected as our directors. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes are not counted as present. All properly executed proxies in the accompanying form received by us prior to the meeting will be voted at the meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person.

Our Board of Directors has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of our transfer agent or another third party, and not our employees.

Principal Shareholders

The following table shows certain information, at February 28, 2006 unless otherwise indicated, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of any class of our voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

		Amount	Percent
Name and Address	Title of Class	Beneficially Owned	of Class

Joan H. Tisch (1)	Common Stock	26,307,927 (2)	14.2%
540 Park Avenue
New York, NY 10021-8087

Davis Selected Advisers, L.P. (3)	Common Stock	15,484,309	8.3
2949 Elvira Road, Suite 101
Tucson, AZ 85706

Dodge & Cox (4)	Common Stock	13,433,822	7.2
555 California Street, 40th Floor
San Francisco, CA 94104

Wilma S. Tisch (1) (5)	Common Stock	10,784,321	5.8
980 Fifth Avenue
New York, N.Y. 10021-8087

Morgan Stanley (6)	Carolina Group Stock	7,341,939	9.4
1585 Broadway
New York, N.Y. 10036

FMR Corp. (7)	Carolina Group stock	4,204,930	5.4
82 Devonshire Street
Boston, MA 02109

Citigroup, Inc. (8)	Carolina Group Stock	4,204,068	5.3
399 Park Avenue
New York, N.Y. 10043

(1) Wilma S. Tisch was the wife of the late Laurence A. Tisch, former Co-Chairman of the Board of the Company. Joan H. Tisch was the wife of the late Preston R. Tisch, former Co-Chairman of the Board of the Company. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Co-Chairman of the Board and Chairman of the Executive Committee of the Company, are sons of Mrs. W.S. Tisch. Jonathan M. Tisch, Co-Chairman of the Board of the Company and Chairman and Chief Executive Officer of Loews Hotels, is the son of Mrs. J.H. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company’s Office of the President.

(2) Includes 16,071,754 shares owned beneficially by Mrs. J.H. Tisch directly and 10,236,173 shares held by her as trustee of various trusts.

(3) This information is as of December 31, 2005 and is based on a Schedule 13G report filed by Davis Selected Advisers, L.P., as an investment adviser.

(4) This information is as of December 31, 2005 and is based on a Schedule 13G report filed by Dodge & Cox. According to the report, the shares covered by this Schedule 13G are beneficially owned by clients of Dodge & Cox and Dodge & Cox has sole dispositive power with respect to 13,433,822 shares, sole voting power with respect to 12,715,272 shares and shared voting power with respect to 133,400 shares.

(5) This information is as of February 27, 2006 and is based on a Schedule 13G report filed by Mrs. W.S. Tisch.

(6) This information is as of December 31, 2005 and is based on a Schedule 13G report filed jointly by Morgan Stanley and Morgan Stanley & Co. International Limited. According to the report, Morgan Stanley has sole voting and dispositive power with respect to 6,675,096 shares and shared voting and dispositive power with respect to 71,895 shares. Morgan Stanley filed the report solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. This report also discloses that Morgan Stanley & Co. International Limited has beneficial ownership of 4,126,206 shares, representing 5.3% of the shares outstanding, including sole voting and dispositive power with respect to 3,695,104 shares.

(7) This information is as of December 31, 2005 and is based on a Schedule 13G report filed jointly by FMR Corp. (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”). According to the report, FMR has sole voting power with respect to 414,630 shares and sole dispositive power with respect to 4,204,930 shares, and Mr. Johnson has sole dispostive power with respect to 4,204,930 shares. Fidelity , a subsidiary of FMR, acts as an investment advisor to various investment companies and is the beneficial owner of 3,792,000 shares. Mr. Johnson is Chairman of FMR.

(8) This information is as of December 31, 2005 and is based on a Schedule 13G report filed jointly by Citigroup, Inc. (“Citigroup”) and it subsidiaries, Citicorp Holdings Inc. and Citibank, N.A. According to the report, the reporting persons have shared voting and dispositive power with respect to 4,077,749 of the shares reported, and Citigroup has shared voting and dispositive power with respect to all 4,204,068 of the shares reported.

Director and Officer Holdings

The following table shows certain information, at February 28, 2006, as to the shares of our voting securities beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all of our executive officers and directors as a group, based on data furnished by them.

		Amount Beneficially		Percent
Name	Title of Class	Owned (1)		of Class

Ann E. Berman	Common Stock	500		*
Joseph L. Bower	Common Stock	7,500	(2)	*
John Brademas	Common Stock	9,720	(3)	*
Charles M. Diker	Common Stock	5,700	(4)	*
Paul J. Fribourg	Common Stock	20,700	(5)	*
Walter L. Harris	Common Stock	3,000	(6)	*
Peter W. Keegan	Common Stock	46,873	(7)	*
Philip A. Laskawy	Common Stock	7,500	(8)	*
Arthur L. Rebell	Common Stock	26,873	(9)	*
Gloria R. Scott	Common Stock	5,500	(10)	*
Andrew H. Tisch	Common Stock	3,016,609	(11)	1.6%
James S. Tisch	Common Stock	3,217,608	(12)	1.7%
Jonathan M. Tisch	Common Stock	1,085,972	(13)	*
All executive officers and directors as	Common Stock	7,690,108	(14)	4.1%
a group (16 persons including those
listed above)

* Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2) Represents 7,500 shares issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (our “Stock Option Plan”) which are currently exercisable.

(3) Includes 7,500 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable.

(4) Includes 4,700 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable.

(5) Includes 12,000 shares owned by an affiliate of ContiGroup Companies, Inc. (“ContiGroup”). Mr. Fribourg, an executive officer of ContiGroup, disclaims beneficial ownership of these shares. Also includes 8,700 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable.

(6) Represents 3,000 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable. In addition, Mr. Harris owns beneficially 1,830 shares of CNA Financial Corporation, a 91% owned subsidiary of the Company (“CNA”), and 2,000 common units of Boardwalk Pipeline Partners, LP, an 85% owned subsidiary of the Company (“Boardwalk Pipeline”).

(7) Represents 46,873 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable. In addition, Mr. Keegan owns beneficially 1,000 shares of Diamond Offshore Drilling, Inc., a 54% owned subsidiary of the Company (“Diamond Offshore”).

(8) Includes 5,500 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable and 2,000 shares owned beneficially by Mr. Laskawy’s wife. In addition, Mr. Laskawy owns beneficially 10,000 common units of Boardwalk Pipeline.

(9) Represents 26,873 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable. In addition, Mr. Rebell owns beneficially 5,368 shares of CNA, including 854 shares with respect to which he has shared voting and investment power, 36,000 common units of Boardwalk Pipeline, including 30,000 common units with respect to which he has shared voting and investment power, and 10,000 shares of Diamond Offshore issuable upon the exercise of options which are currently exercisable.

(10) Represents 5,500 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable.

(11) Includes 90,000 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable. Also includes 1,767,440 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 1,173,510 shares held in trust for his benefit), and 65,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. In addition, Mr. A.H. Tisch is the managing trustee and beneficiary of a trust which owns beneficially 6,100 shares of CNA, and is a trustee of a trust which owns beneficially a 25% interest in a general partnership which owns 74,200 common units of Boardwalk Pipeline.

(12) Includes 90,000 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable. Also includes 2,100,268 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 1,506,339 shares held in trust for his benefit), and 110,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns beneficially 117,500 shares of Diamond Offshore, including 112,500 shares of Diamond Offshore issuable upon the exercise of options which are currently exercisable, is the managing trustee and beneficiary of a trust which owns beneficially 6,100 shares of CNA, and is a trustee of a trust which owns beneficially a 25% interest in a general partnership which owns 74,200 common units of Boardwalk Pipeline.

(13) Includes 90,000 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable. Also includes 750,972 shares held by a trust of which Mr. J.M. Tisch is the managing trustee and beneficiary and 145,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(14) Includes 442,199 shares issuable upon the exercise of options granted under our Stock Option Plan which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2005 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board has fixed the number of directors constituting the full Board of Directors at ten, effective as of May 8, 2006. Accordingly, at the meeting shareholders will vote to elect a Board of ten directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise in your proxy, to vote for the election of the nominees named below, each of whom is now a director. Our Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, we anticipate that either proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board of Directors, or our Board of Directors will adopt a resolution reducing the number of directors constituting our full Board. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

Ann E. Berman, 53 - Vice President of Finance and Chief Financial Officer of Harvard University, since 2002. Ms. Berman has announced that she will retire from her position at Harvard University effective April 1, 2006. Ms. Berman served as Senior Advisor to the Dean of Faculty of Arts and Sciences at Harvard University from 1999 until 2002. She is also a director of Eaton Vance Corporation. She has been a director of the Company since January 2006.

Joseph L. Bower, 67 - Donald K. David Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc., Brown Shoe Company, Inc., New America High Income Fund, Inc., Sonesta International Hotels Corporation and T H Lee-Putnam EO Fund. He has been a director of the Company since 2001.

Charles M. Diker, 71 - Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp., a provider of infection prevention and control products and other medical devices. He has been a director of the Company since 2003.

Paul J. Fribourg, 52 - Chairman of the Board, President and Chief Executive Officer of ContiGroup, a producer of pork and poultry products and provider of cattle feeding services. Mr. Fribourg is also a director of Premium Standard Farms, Inc., Vivendi Universal, S.A. and Power Corporation of Canada. He has been a director of the Company since 1997.

Walter L. Harris, 54 - President and Chief Executive Officer of Tanenbaum-Harber Co., Inc., an insurance brokerage firm. He has been a director of the Company since 2004.

Philip A. Laskawy, 64 - Retired Chairman and Chief Executive Officer of Ernst & Young. Mr. Laskawy was Chairman and Chief Executive Officer of Ernst & Young until his retirement in 2001. Mr. Laskawy is also a director of General Motors Corporation, Henry Schein, Inc. and The Progressive Corporation. He has been a director of the Company since 2003.

Gloria R. Scott, 67 - Owner of consulting services firm G. Randle Services. Dr. Scott served as President of Bennett College in Greensboro, North Carolina until 2001. She has been a director of the Company since 1990.

Andrew H. Tisch, 56 - Co-Chairman of the Board since January 2006, Chairman of the Executive Committee and a member of the Office of the President of the Company. He is also a director of CNA and of the general partner of Boardwalk Pipeline. He has been a director of the Company since 1985.

James S. Tisch, 53 - President and Chief Executive Officer and a member of the Office of the President of the Company. He is also a director of CNA and Chairman of the Board and Chief Executive Officer of Diamond Offshore. He has been a director of the Company since 1986.

Jonathan M. Tisch, 52 - Co-Chairman of the Board of the Company since January 2006, Chairman and Chief Executive Officer of Loews Hotels and a member of the Office of the President of the Company. He has been a director of the Company since 1986.

Director Independence

Our Board of Directors has determined that the following directors, constituting a majority of our directors and nominees, are independent under the listing standards of the New York Stock Exchange: Ann E. Berman, Joseph L. Bower, Charles M. Diker, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy and Gloria R. Scott. In addition, our Board has determined that John Brademas, whose term as a director will expire on the Annual Meeting date, is also an independent director. We refer to these directors in this Proxy Statement as our “Independent Directors.” Our Board considered all relevant facts and circumstances and applied the independence guidelines described below in determining that none of our Independent Directors has any material relationship with our subsidiaries or us.

Our Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if any of the following relationships exists:

•	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company;

•
the director or an immediate family member received, during any twelve month period within the past three years, more than $100,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation;

•
the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

In making its determination, our Board also considered the commercial relationship between certain insurance subsidiaries of CNA and Tanenbaum-Harber Co. Inc., of which Walter L. Harris is President and Chief Executive Officer, and certain of its affiliates, and determined that Mr. Harris meets all of the requirements described above for Independent Directors and does not have a material relationship with us.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Finance Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee have written charters which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Audit Committee. The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The members of our Audit Committee are Walter L. Harris (Chairman), Ann E. Berman, Charles M. Diker, Paul J. Fribourg, Philip A. Laskawy and Gloria R. Scott, each of whom is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange. Our Board has determined that each of Ms. Berman and Mr. Laskawy is a “financial expert” under the rules of the Securities and Exchange Commission and that Mr. Laskawy’s simultaneous service on the audit committees of three public companies, in addition to our Audit Committee, does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee. The primary function of our Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our Chief Executive Officer and administers our incentive and equity-based compensation plans. The members of our Compensation Committee are John Brademas (Chairman), Joseph L. Bower, Charles M. Diker and Paul J. Fribourg, each of whom is an Independent Director.

Nominating and Governance Committee. The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board of Directors, recommend to our Board a slate of director nominees for election at our next annual meeting of shareholders and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary. The members of our Nominating and Governance Committee are Paul J. Fribourg (Chairman), Joseph L. Bower, Walter L. Harris and Gloria R. Scott, each of whom is an Independent Director.

Director Nominating Process

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. The Chairman of our Nominating and Governance Committee, currently Paul J. Fribourg, serves as the presiding director at these meetings.

Director Attendance at Meetings

During 2005 there were eight meetings of our Board of Directors, eight meetings of our Audit Committee, six meetings of our Compensation Committee and two meetings of our Nominating and Governance Committee. During 2005, each of our directors attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during 2005. Our Board encourages all directors to attend our annual meetings of shareholders, but recognizes that circumstances may prevent attendance from time to time. All but one of our directors attended our 2005 Annual Meeting of Shareholders.

Director Compensation

Each director who is not an employee of ours receives the following annual compensation:

•     a cash retainer of $50,000, payable in equal quarterly installments of $12,500 each; and

•	options to purchase 2,000 shares of our Common Stock, awarded in equal quarterly grants of 500 options each.

In addition, members of our Audit Committee are paid $2,000 and members of our Compensation Committee and Nominating and Governance Committee are paid $1,000 for each committee meeting attended.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code can be found on our website at www.loews.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary. We intend to post changes to or waivers of this Code for our principal executive officer, principal financial officer and principal accounting officer on our website.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board - Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2005 with the Company’s management and independent auditors. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by the auditors, please read “Audit Fees and Services,” below.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman	Paul J. Fribourg
Ann E. Berman	Philip A. Laskawy
Charles M. Diker	Gloria R. Scott

EXECUTIVE COMPENSATION

The following table shows information for the years indicated regarding the compensation of our Chief Executive Officer and each of our other four most highly compensated executive officers as of December 31, 2005, who we refer to in this Proxy Statement as our “Named Executive Officers,” for services in all capacities to us and our subsidiaries.

Summary Compensation Table

Long Term
Annual Compensation	Compensation

Securities
				Underlying	All Other
Name and Position	Year	Salary (1)	Bonus	Options	Compensation (2)

J.S. Tisch	2005	$1,283,600	(3)	$1,250,000	(4)	20,000	(5)	$58,065	(6)
Chief Executive	2004	1,279,831	(3)	1,050,000	(4)	20,000	(5)	49,705	(6)
Officer, Office	2003	1,108,619	(3)	250,000	(4)	20,000	(5)	48,711	(6)
of the President

A.H. Tisch	2005	981,600		1,250,000	(4)	20,000		9,750
Co-Chairman of	2004	979,831		1,050,000	(4)	20,000		7,641
the Board, Chairman	2003	808,619		250,000	(4)	20,000		8,368
of the Executive
Committee,
Office of the
President

J.M. Tisch	2005	981,742		1,250,000	(4)	20,000		9,411
Co-Chairman of	2004	979,831		1,050,000	(4)	20,000		7,524
the Board, Chairman	2003	808,619		250,000	(4)	20,000		8,276
and Chief Executive
Officer of
Loews Hotels,
Office of
the President

A.L. Rebell	2005	980,162		1,184,630	(7)	15,000	(8)	8,400
Senior Vice	2004	980,144		2,000,000	(7)	15,000	(8)	6,900
President	2003	981,696		200,000	(7)	15,000	(8)	8,000

P.W. Keegan	2005	994,614		1,184,139	(9)	15,000		8,400
Senior Vice	2004	995,253		500,000	(9)	15,000		6,877
President, Chief	2003	995,322		150,000	(9)	15,000		8,000
Financial Officer

(1) Salary includes payments to each Named Executive Officer based on benefit choices under our flexible benefits plan.

(2) Except as otherwise noted, represents the annual contribution under our Employees Savings Plan and any related allocation under our Benefit Equalization Plan.

(3) Includes annual compensation for services as Chief Executive Officer of Diamond Offshore of $300,000.

(4) Represents unfunded supplemental retirement credits of $250,000 each (exclusive of interest and pay-based credits) in 2004 and 2003 pursuant to a supplemental retirement agreement and payouts of $1,250,000 and $800,000 for each of 2005 and 2004, respectively, under our Incentive Compensation Plan for Executive Officers (our “Incentive Compensation Plan”). For more information about supplemental retirement agreements, please read “Employment Agreements” and “Pension Plan,” below.

(5) In addition, Mr. J.S. Tisch was awarded 30,000 options to purchase Diamond Offshore’s common stock under Diamond Offshore’s stock option plan.

(6) Also includes director’s fees paid by CNA amounting to $33,000, $35,000 and $33,000 for 2005, 2004 and 2003, respectively, and insurance premiums and retirement plan contributions paid by Diamond Offshore of $11,636, $7,181 and $7,434 for 2005, 2004 and 2003, respectively.

(7) Represents unfunded supplemental retirement credits of $34,630, $1,000,000 and $200,000 (exclusive of interest and pay-based credits) in 2005, 2004 and 2003, respectively, pursuant to a supplemental retirement agreement, and payouts of $1,150,000 and $1,000,000 for 2005 and 2004, respectively, under our Incentive Compensation Plan.

(8) In addition, in connection with his service as a director of Diamond Offshore, Mr. Rebell was awarded 2,000 options to purchase Diamond Offshore’s common stock under Diamond Offshore’s stock option plan.

(9) Represents unfunded supplemental retirement credits of $569,139, $500,000 and $150,000 (exclusive of interest based credits) in 2005, 2004 and 2003, respectively, pursuant to a supplemental retirement agreement, and a payout of $615,000 for 2005 under our Incentive Compensation Plan.

Stock Option Plans

The following table shows information regarding grants of options to acquire shares of Common Stock under our Stock Option Plan that were made during the year ended December 31, 2005 to each of our Named Executive Officers.

Option Grants In Last Fiscal Year (1)
(Loews Common Stock)

					Potential Realizable Value
	No. of	Percent of			at Assumed Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees	Price Per	Expiration
Name	Granted	In Fiscal Year	Share (2)	Date	5%	10%

J.S. Tisch	5,000		$71.05	1/20/2015	$210,261	$545,233
	5,000	6.28%	72.95	1/20/2015	234,683	589,747
	5,000		77.73	1/20/2015	243,972	618,695
	5,000		91.63	1/20/2015	253,250	623,146

A.H. Tisch	5,000		71.05	1/20/2015	210,261	545,233
	5,000	6.28	72.95	1/20/2015	234,683	589,747
	5,000		77.73	1/20/2015	243,972	618,695
	5,000		91.63	1/20/2015	253,250	623,146

J.M. Tisch	5,000		71.05	1/20/2015	210,261	545,233
	5,000	6.28	72.95	1/20/2015	234,683	589,747
	5,000		77.73	1/20/2015	243,972	618,695
	5,000		91.63	1/20/2015	253,250	623,146

A.L. Rebell	3,750		71.05	1/20/2015	157,696	408,924
	3,750	4.68	72.95	1/20/2015	176,012	442,310
	3,750		77.73	1/20/2015	182,979	464,021
	3,750		91.63	1/20/2015	189,938	467,359

P.W. Keegan	3,750		71.05	1/20/2015	157,696	408,924
	3,750	4.68	72.95	1/20/2015	176,012	442,310
	3,750		77.73	1/20/2015	182,979	464,021
	3,750		91.63	1/20/2015	189,938	467,359

(1) Options granted in 2005 to each of our Named Executive Officers become exercisable at a rate of 25% per year beginning on January 20, 2006.

(2) Represents 100% of the fair market value of our Common Stock on the grant date.

The following table shows information regarding the exercise of stock options granted under our Stock Option Plan during the year ended December 31, 2005 by each of our Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year End Option Values
(Loews Common Stock)

Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired	Value	Options at Fiscal	In-the-Money Options
Name	On Exercise	Realized	Year-End	at Fiscal Year-End (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

J.S. Tisch	0	--	70,000	50,000	$3,452,500	$1,545,800

A.H. Tisch	0	--	70,000	50,000	3,452,500	1,545,800

J.M. Tisch	0	--	70,000	50,000	3,452,500	1,545,800

A.L. Rebell	15,000	$694,458	22,498	37,502	899,925	1,159,425

P.W. Keegan	15,000	962,100	37,498	37,502	1,620,375	1,159,425

(1)  Fair market value of underlying securities as of December 31, 2005, minus the exercise price.

The following table shows information provided by Diamond Offshore regarding grants of options to acquire shares of Diamond Offshore’s common stock under its stock option plan that were made during the year ended December 31, 2005 to each of Messrs. J.S. Tisch and A.L. Rebell.

Option Grants In Last Fiscal Year (1)
(Diamond Offshore Common Stock)

	No. of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration	Present Value at
Name	Granted	In Fiscal Year	Per Share (2)	Date	Grant Date (3)

J.S. Tisch	7,500		$45.77	4/19/2015	$163,425
	7,500	16.96%	53.60	7/01/2015	181,800
	7,500		61.90	10/03/2015	207,300
	7,500		69.38	12/31/2015	164,700

A.L. Rebell	500		40.12	1/03/2015	9,180
	500	1.12	49.68	4/01/2015	12,040
	500		53.60	7/01/2015	12,120
	500		61.90	10/03/2015	13,820

(1) Options granted in 2005 to Mr. J.S. Tisch become exercisable at a rate of 25% per year beginning on the anniversary of their grant date. Options granted in 2005 to Mr. A.L. Rebell became exercisable on the grant date.

(2) Represents 100% of the fair market value of Diamond Offshore’s common stock on the grant date.

(3) The per share weighted-average fair value of stock options granted to Mr. J.S. Tisch during 2005 on April 19, July 1, October 3 and December 31 was $21.79, $24.24, $27.64 and $21.96 per share, respectively. The per share weighted-average fair value of stock options granted to Mr. A.L. Rebell during 2005 on January 1, April 1, July 1 and October 3 was $18.36, $24.08, $24.24 and $27.64 per share, respectively. The fair value of each stock option granted was estimated by Diamond Offshore on the date of grant using the Binomial Option Pricing Model. Assumptions used in the model included a weighted average risk-free interest rate of 4.16%, and an expected dividend yield on Diamond Offshore’s common stock of 1.06%.

The following table shows information provided by Diamond Offshore regarding the exercise of stock options granted under Diamond Offshore’s stock option plan during the year ended December 31, 2005 by each of Messrs. J.S. Tisch and A.L. Rebell.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year End Option Values
(Diamond Offshore Common Stock)

Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired	Value	Options at Fiscal	In-the-Money Options
Name	On Exercise	Realized	Year-End	at Fiscal Year-End (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

J.S. Tisch	0	--	90,000	75,000	$3,511,850	$1,970,025

A.L. Rebell	2,000	$49,057	9,000	0	348,035	--

(1) Fair market value of underlying securities as of December 31, 2005, minus the exercise price.

Employment Agreements

In 2005 our employment agreements with each of Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch were amended to extend their terms to March 31, 2007, with a base salary of $975,000 per annum. These agreements also provide the right to participate in our Incentive Compensation Plan. In addition, we maintain unfunded supplemental retirement accounts for each Named Executive Officer pursuant to individual supplemental retirement agreements. In 2005, the account maintained for Mr. Rebell received a credit of $34,630 (excluding the applicable pay-based credit), and the account maintained for Mr. Keegan received a credit of $569,139. For information about our supplemental retirement accounts for each Named Executive Officer, please read “Pension Plan,” below.

Pension Plan

We provide a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (our “Retirement Plan”) and an unfunded, non-qualified, non-contributory Benefit Equalization Plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits which are not available under tax qualified plans such as our Retirement Plan. The following description of our Retirement Plan gives effect to benefits provided under our Benefit Equalization Plan.

Our Retirement Plan is structured as a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant’s benefit is expressed as a nominal cash balance account established in the name of the participant. Under the cash balance plan we increase each participant’s account annually by a “pay-based credit” based on a specified percentage of annual earnings (based on the participant’s age) and an “interest credit” based on a specified interest rate, which we set annually for all participants. At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under our Retirement Plan consists of salary paid by us and our subsidiaries included under the heading “Salary” in the Summary Compensation Table above. In addition, awards under our Incentive Compensation Plan are deemed compensation for purposes of our Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

Participants in our Retirement Plan who met certain age and years of service requirements at January 1, 1998 (the year that our Retirement Plan was converted into a cash balance plan) are entitled to a minimum retirement benefit (“Minimum Benefit”) equal to the benefit they would have earned under our Retirement Plan before its conversion to a cash balance plan. This Minimum Benefit is based upon the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement, and years of credited service with us.

The following table shows estimated annual benefits upon retirement under our Retirement Plan, based on the Minimum Benefit, for various average compensation and credited service based upon normal retirement at January 1, 2005 and a straight life annuity form of pension. Each of our Named Executive Officers qualifies for the Minimum Benefit except for Messrs. Rebell and Keegan. We currently estimate that the balance of the account maintained under our Retirement Plan for Messrs. Rebell and Keegan will be approximately $1,309,988 and $1,534,917, respectively, when each reaches the normal retirement age of 65, based on actual interest credits of 4.5% and 4.2% for 2006 and 2005, respectively, and assuming annual interest credits of 5.0% for 2007 and later and no increases in the amount of each executive’s earnings.

Average Final	Estimated Annual Pension for
Compensation	Representative Years of Credited Service

	20	25	30	35	40	45

$1,000,000	$240,000	$304,000	$384,000	$464,000	$544,000	$624,000
1,250,000	300,000	380,000	480,000	580,000	680,000	780,000
1,500,000	360,000	456,000	576,000	696,000	816,000	936,000
1,750,000	420,000	532,000	768,000	812,000	952,000	1,092,000
2,000,000	480,000	608,000	768,000	928,000	1,088,000	1,248,000
2,250,000	540,000	686,000	864,000	1,044,000	1,224,000	1,404,000
2,500,000	600,000	760,000	960,000	1,160,000	1,360,000	1,560,000
2,750,000	660,000	836,000	1,056,000	1,276,000	1,496,000	1,716,000
3,000,000	720,000	912,000	1,152,000	1,392,000	1,632,000	1,872,000
3,250,000	780,000	988,000	1,248,000	1,508,000	1,768,000	2,028,000
3,500,000	840,000	1,064,000	1,344,000	1,624,000	2,904,000	2,184,000

The years of credited service of Messrs. A.H. Tisch, J.M. Tisch and J.S. Tisch are thirty-two, twenty-six and twenty-eight, respectively.

Amounts paid to Mr. J.S. Tisch by Diamond Offshore included in the Summary Compensation Table are not covered by our Retirement Plan. Diamond Offshore maintains a tax qualified defined contribution retirement plan under which it contributes 3.75% of each participant’s defined compensation and matches 25% of the first 6% of compensation voluntarily contributed by each participant. Participants are fully vested immediately upon enrollment in the plan. Diamond Offshore’s contribution on behalf of Mr. J.S. Tisch was $7,875 in 2005.

We also maintain a supplemental retirement account for each Named Executive Officer pursuant to supplemental retirement agreements with each such individual. We credit each such account annually with the interest credit established under our Retirement Plan, which was 4.2% for 2005. Upon retirement, each Named Executive Officer will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment. As of December 31, 2005, the balance of each account maintained for our Named Executive Officers was as follows: $917,968 for Mr. J.S. Tisch, $923,511 for Mr. A.H. Tisch, $917,968 for Mr. J.M. Tisch, $4,356,015 for Mr. A.R. Rebell and $1,608,237 for Mr. P.W. Keegan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The overall objective of the Company’s executive compensation policy is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for the benefit of the Company and its shareholders within the Company’s rigorous ethical standards. We believe that to accomplish these objectives compensation packages should provide executive officers with market competitive base salaries and the opportunity to earn additional compensation based upon the Company’s financial performance and the performance of its Common Stock. In considering compensation for executive officers, we rely primarily on the assessment of the individual’s performance and contribution to the Company, in addition to qualitative factors such as the Company’s performance and compensation trends generally. In this regard we review surveys of executive compensation and information concerning compensation at the peer group companies referred to in the stock price performance graph, below. The principal components of the Company’s compensation policy for executive officers are:

• base salary;

• incentive compensation awards;

• grants of stock options and stock appreciation rights; and

• benefits.

The primary component of the Company’s compensation for executive officers is base salary. Base salary levels for the Company’s executive officers are determined based upon an evaluation of a number of factors, including the individual’s level of responsibility, experience, performance and competitive market practices as determined by the Company’s participation in and analysis of management compensation surveys, and a review of other published data relating to executive compensation. The Company targets base salary levels for its executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of those paid by companies with comparable revenues. However, as a result of job performance evaluations and length of service, the base salary levels of a majority of the Company’s executive officers fall above these parameters.

The second principal component of the Company’s compensation policy for executive officers consists of awards under its Incentive Compensation Plan. Under this plan, cash awards may be granted to the highest paid executive officers based on the attainment of specified performance goals in relation to the Company’s net income. For information about awards earned by and paid to the Chief Executive Officer and the other Named Executive Officers, see the Summary Compensation Table, above.

The third principal component of the Company’s compensation policy for executive officers consists of grants under its Stock Option Plan. Under this plan executive officers may be granted stock options and stock appreciation rights at exercise prices equal to not less than the fair market value of the Company’s Common Stock as of the date of grant. This element of the Company’s compensation policy provides the opportunity for its executive officers to be compensated based upon increases in the market price of its Common Stock and more closely aligns the interests of the executive officers with those of the Company’s shareholders. Information with respect to stock options granted under this plan to the Company’s Chief Executive Officer and the other Named Executive Officers in 2005 is described under “Stock Option Plan,” above.

The Company’s executive officers also participate in benefit programs available to salaried employees generally, including the Company’s Employees Savings Plan, Retirement Plan and Benefit Equalization Plan, discussed above. In addition, from time to time, the Company’s compensation of executive officers has included unfunded supplemental retirement benefits pursuant to supplemental retirement agreements. Supplemental retirement benefits granted to the Named Executive Officers in 2005 are described in the Summary Compensation Table, above.

Chief Executive Officer

In determining the compensation of the Company’s Chief Executive Officer for 2005, the Compensation Committee took into account the overall objectives of the Company’s executive compensation policy and other factors described above in relation to the total value of each of the various components of our executive compensation: base salary, incentive compensation under the Incentive Compensation Plan, and equity-based compensation under the Stock Option Plan, as well as retirement and other benefits. Based upon the foregoing, in 2005 the Company amended its employment agreement with Mr. J.S. Tisch to provide him with a base salary of $975,000 per annum through March of 2007. In addition, Mr. Tisch’s 2005 compensation included a grant of 20,000 options under the Stock Option Plan and a $1,250,000 award under the Incentive Compensation Plan.

Internal Revenue Code

Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be “performance-based” under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

To the extent the Company’s compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, we have designed both the Incentive Compensation Plan and the Stock Option Plan so that compensation in the form of awards or grants made under either plan will be considered to be “performance-based” under the applicable provisions of the Internal Revenue Code.

By the Compensation Committee:

John Brademas, Chairman
Joseph L. Bower
Charles M. Diker
Paul J. Fribourg

CERTAIN TRANSACTIONS

We provided an apartment at a hotel in New York City owned by a subsidiary for use by the late Mr. Preston R. Tisch, who served as our Chairman of the Board, and his wife, for our convenience and that of our subsidiary. The incremental cost to us in 2005 was approximately $694,000. When Mr. Tisch died in November 2005 the lease for that apartment with Mr. Tisch’s widow, Joan H. Tisch, commenced. That lease, which had been signed in 2001 following the approval of our Audit Committee, provides for rent of $660,000 per year, with increases commencing in 2007 based upon inflation. Mrs. Tisch also rents an additional room at that hotel for a market based rent of $4,209 a month.

TFMG LLC, an entity affiliated with Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch, who are the members of our Office of the President, and certain related persons, occupies space and utilizes certain services and facilities of ours, the cost of which is reimbursed to us. In addition, from time to time the Messrs. Tisch and members of their immediate families have chartered our aircraft for personal travel. For the use of our owned aircraft the charterer pays us a charter rate at the same rate we charge to unaffiliated third parties, which rate equals or exceeds our out-of-pocket operating costs, and for an aircraft in which we hold a fractional interest, at a rate equal to our incremental costs. In addition, a member of the Tisch family rented an apartment at a hotel owned by a subsidiary at a market-based rent through June 2005. Our cost for these items and the reimbursement methodology and procedures have been reviewed and approved by our Audit Committee. The total amount paid to us in 2005 in connection with the foregoing was approximately $1,387,500.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are John Brademas, Joseph L. Bower, Charles M. Diker and Paul J. Fribourg, each of whom is an Independent Director and, consequently, none of whom is or has been an officer or employee of the Company or its subsidiaries. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2005.

STOCK PRICE
PERFORMANCE GRAPHS

The following graph compares the total annual return of our Common Stock, the Standard & Poor’s 500 Composite Stock Index (“S&P 500 Index”) and our peer group (“Loews Peer Group”)* for the five years ended December 31, 2005. The graph assumes that the value of the investment in our Common Stock, the S&P 500 Index and the Loews Peer Group was $100 on December 31, 2000 and that all dividends were reinvested.

* The Loews Peer Group consists of the following companies that are industry competitors of our principal operating subsidiaries: Ace Limited, American International Group Inc., The Chubb Corporation, Cincinnati Financial Corporation, Hartford Financial Services Group, Inc., Safeco Corporation, The St. Paul Travelers Companies, Inc., XL Capital Ltd., Altria Group, Inc., UST Inc. and Reynolds American, Inc.

Our Carolina Group stock commenced trading on February 1, 2002. Accordingly, the following graph compares the total return of the Carolina Group stock, the S&P 500 Index and the Standard & Poor’s Tobacco Index (“S&P Tobacco”) for the period from February 1, 2002 to December 31, 2005. The graph assumes that the value of the investment in our Carolina Group stock and each index was $100 on February 1, 2002 and that all dividends were reinvested.

RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS
(Proposal No. 2)

Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2006. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by our shareholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2005 and 2004, by category as described in the notes to the table.

	2005	2004
	(In thousands)

Audit Fees (1)	$18,849	$17,230

Audit Related Fees (2)	1,781	3,309

Tax Fees (3)	407	1,165

All Other Fees (4)	270	490

Total	$21,307	$22,194

(1) Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, and the reviews of our quarterly financial statements.

(2) Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters, accounting consultations and the audit of employee benefit plans.

(3) Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4) Includes the aggregate fees and expenses for products and services provided, other than the services described above, related to human capital advisory services and other consulting services.

Auditor Engagement Pre-Approval Policy

In order to assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or a designated committee member to whom this authority has been delegated. Our Audit Committee, or a designated member, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore and, since its initial public offering in November of 2005, Boardwalk Pipeline, for services of Deloitte & Touche LLP, including the terms and fees thereof, and our Audit Committee has concluded that all such engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors. Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and, since its initial public offering, Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by those committees.

The Board of Directors recommends a vote FOR Proposal No. 2.

SHAREHOLDER PROPOSALS

We have been advised that the two shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, our Board of Directors recommends a vote against each proposal.

SHAREHOLDER PROPOSAL RELATING TO
CUMULATIVE VOTING
(Proposal No. 3)

Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 244 shares of our Common Stock, has notified us in writing that she intends to present the following resolution at the Annual Meeting for action by our shareholders:

“RESOLVED: That the stockholders of Loews, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

“REASONS: Many states have mandatory cumulative voting, so do National Banks.

“In addition, many corporations have adopted cumulative voting.

“Last year the owners of 42,597,174 shares representing approximately 25% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST Proposal No. 3.

Our Board of Directors believes that the present system of voting for directors provides the best assurance that the decisions of our Board will be in the interests of all shareholders, rather than those of any particular group. Cumulative voting could make it possible for a special interest group, which may not represent the interests of all shareholders, to elect one or more directors beholden only to that special interest group. The aims of such special interest group may be adverse to us and our shareholders as a whole and therefore could impede our Board’s power to act on our behalf and on behalf of all of our shareholders. Furthermore, our Board believes that cumulative voting may interfere with the continuing efforts of our Nominating and Governance Committee to develop and maintain a diverse Board of Directors comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve us. Accordingly, our Board of Directors recommends a vote against this proposal.

SHAREHOLDER PROPOSAL RELATING TO
LAWS RESTRICTING TOBACCO USE
(Proposal No. 4)

The following shareholders have notified us in writing that they intend to present the resolution set forth below at the Annual Meeting for action by our shareholders: the Sinsinawa Dominicans, Inc., 7200 W. Division, River Forest, Illinois 60305, owner of 80 shares of our Common Stock; and Catholic Health Initiatives, 1999 Broadway, Suite 2600, Denver, Colorado 80202, owner of 100 shares of our Common Stock:

“WHEREAS, this Company has publicly said that using its tobacco products is a danger to peoples’ health;

“According to Market Wire (August 25, 2005), the American Lung Association (ALA), has noted an increasing number of states are taking aggressive action to reduce tobacco use. For instance, ‘during the first half of 2005, several states went completely smokefree, others moved to strengthen existing restrictions on smoking in public places, and new increases in state tobacco taxes are bringing the national average to nearly $1.00 a pack.’

“The report noted: ‘While states are making it harder for people to smoke in public places, higher cigarette taxes are also making smoking more expensive. Since January 1, 2005, tobacco taxes have increased in 11 states, including the tobacco-growing states of North Carolina and Kentucky, as of August 15, the average state cigarette tax was $0.89 cents per pack. It will increase to $0.92 per pack when tax increases in

Maine and North Carolina take effect. Texas is considering a $1.00 increase in its cigarette tax, which would push the nationwide average even higher.’

“According to John L. Kirkwood, President and CEO of the ALA, ‘Higher cigarette taxes mean significant drops in smoking rates. Studies show that a 10 percent increase in the price of cigarettes reduces consumption by 7 percent for youth and 4 percent for adults. Raising the cigarette tax is one of the most effective ways to reduce adult smoking and stop kids from ever starting.’

“The Company has publicly said it does not want youth to start smoking. It has been running ads to help people to stop smoking. However, it has not demonstrated that such efforts have reduced smoking for young people and/or adults.

“The report took note of preemption of smokefree laws: ‘Illinois became only the second state (after Delaware) to repeal preemption of local smokefree air ordinances. This action will allow any local community in Illinois to adopt smokefree air ordinances that are stronger than state law. Once the Illinois law goes into effect on January 1, 2006, 19 states will have total or partial preemption. Preemption is a major priority for the tobacco industry and its front groups because they have less influence at the local level and prefer to lobby for weak statewide smokefree air laws that cannot be replaced by stronger local ordinances.’

“RESOLVED that, since a combination of laws against smoking in public places as well as tax increases has been shown to demonstrably reduce smoking, especially among young people, the shareholders request that the Company make as public policy a commitment to support legislation at all levels of local, regional, state, and federal government which is geared to that end. Furthermore, the Company shall also support all efforts to repeal existing preemption laws limiting local smokefree air ordinances.

“Supporting Statement: This Company needs to clearly and publicly support efforts that will reduce, if not eliminate, the nation’s number one cause of preventable disease: smoking. If you agree, please vote ‘yes’ for this proposal.”

Our Board of Directors recommends a vote AGAINST proposal No. 4.

As noted by the proponent, the pace at which governmental agencies and bodies, at all levels of government, are adopting laws and regulations intended to prohibit or restrict smoking in public places and workplaces, to give local county and municipal governments the power to enact more stringent anti-smoking ordinances, and to increase taxes on the sale of tobacco products, appears to be growing. In light of the foregoing, our subsidiary, Lorillard Tobacco Company (“Lorillard”), continues to believe that any new or additional legislation or regulations restricting or permitting restriction on the use, or imposing additional taxes on the sale, of tobacco products should be considered by the appropriate governmental bodies capable of enacting a comprehensive framework of regulation in a consistent manner. Furthermore, as the scope of the “support” required by this proposal is not defined, it would be difficult to determine when the requirements of the proposal, if adopted, would be satisfied. Accordingly, our Board of Directors believes that this proposal would not be in our best interest, and recommends a vote against this proposal.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

We will bear all costs in connection with the solicitation of proxies for the meeting. We intend to request brokerage houses, custodians, nominees and others who hold our voting stock in their names to solicit proxies from the persons who beneficially own such stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses.  We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $8,000.  In addition to the use of the mails, solicitation may be made by Innisfree or our employees personally or by telephone, facsimile or electronic transmission.

Communications with Us by Shareholders and Others

If you or any other interested party wish to communicate directly with the presiding director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed.

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board of Directors, you must do so by writing to our Corporate Secretary. Your recommendation must include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company, and the candidate’s signed consent to serve as a director, if elected. We must receive your recommendations for director nominees for our 2007 Annual Meeting not later than October 1, 2006.

If you wish to submit a proposal for the 2007 Annual Meeting, it must be received by us not later than December 4, 2006 in order to be included in our proxy materials. Proxies solicited by us for the 2007 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 17, 2007 without a description of them in the proxy materials for that meeting. Your proposals should be addressed to our Corporate Secretary.

You should address all communications directed to our Corporate Secretary regarding the matters discussed above to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated: April 3, 2006

PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

COMMON STOCK
LOEWS CORPORATION	Proxy
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at The Regency Hotel, 540 Park Avenue, New York, New York, on May 8, 2006, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 and 4.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark Here
							for Address		☐
Change or
Comments
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2						The Board of Directors recommends a vote AGAINST Items 3 and 4

Item 1-ELECTION OF DIRECTORS							FOR	AGAINST	ABSTAIN
Nominees:					WITHHELD
01) A.E. Berman	04) P.J. Fribourg	07) G.R. Scott	09) J.S. Tisch	FOR	FOR ALL	Item 3-SHAREHOLDER PROPOSAL-	☐	☐	☐
02) J.L. Bower	05) W.L. Harris	08) A.H. Tisch	10) J.M. Tisch	☐	☐	CUMULATIVE VOTING
03) C.M. Diker	06) P.A. Laskaway
WITHHELD FOR: (Write that Nominee’s name in the space provided.)						Item 4-SHAREHOLDER PROPOSAL-	☐	☐	☐
LAWS RESTRICTING TOBACCO USE

			FOR	AGAINST	ABSTAIN
Item 2-RATIFY DELOITTE & TOUCHE LLP AS INDEPENDENT			☐	☐	☐
AUDITORS

Please sign EXACTLY as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

Signature(s)						Dated:
COMMON STOCK

CAROLINA GROUP STOCK
LOEWS CORPORATION	Proxy
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Carolina Group Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at The Regency Hotel, 540 Park Avenue, New York, New York, on May 8, 2006, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 and 4.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark Here
							for Address		☐
Change or
Comments
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2						The Board of Directors recommends a vote AGAINST Items 3 and 4

Item 1-ELECTION OF DIRECTORS							FOR	AGAINST	ABSTAIN
Nominees:					WITHHELD
01) A.E. Berman	04) P.J. Fribourg	07) G.R. Scott	09) J.S. Tisch	FOR	FOR ALL	Item 3-SHAREHOLDER PROPOSAL-	☐	☐	☐
02) J.L. Bower	05) W.L. Harris	08) A.H. Tisch	10) J.M. Tisch	☐	☐	CUMULATIVE VOTING
03) C.M. Diker	06) P.A. Laskaway
WITHHELD FOR: (Write that Nominee’s name in the space provided.)						Item 4-SHAREHOLDER PROPOSAL-	☐	☐	☐
LAWS RESTRICTING TOBACCO USE

			FOR	AGAINST	ABSTAIN
Item 2-RATIFY DELOITTE & TOUCHE LLP AS INDEPENDENT			☐	☐	☐
AUDITORS

Please sign EXACTLY as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

Signature(s)						Dated:
CAROLINA GROUP STOCK